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                                EXHIBIT 10(viii)

                          THE STRIDE RITE CORPORATION
                             Five Cambridge Center
                         Cambridge, Massachusetts 02142



                                February 17, 1995

Name
Address
City, State, Zip

Dear _______________,

     The Stride Rite Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel, to the detriment of the Company and its stockholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated. In order to induce you to remain in the employ of the Company in a key managerial position and in consideration of your agreement set forth in Section II(B) hereof, the Company hereby enters into this letter agreement with you dated February 17, 1995, which shall provide that you shall receive the certain severance benefits in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section II hereof) under the circumstances described below.

     This Agreement is not an employment agreement. Apart from the obligation of the Company to make the specified payments, it imposes no restriction on the power of the Company to terminate your employment for any reason, either preceding or following a change in control of the Company.

I.   Term of Agreement.
     -----------------

     A. This Agreement shall be effective on the date hereof and shall continue in effect through December 31, 1995 provided, however, that commencing on January 1, 1996 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year, unless not later than October 31 of any year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further that, notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a change in control of the Company, as defined in Section II hereof, shall have occurred during such term.

     B.  The Company reserves the right to terminate this Agreement

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unilaterally upon written notice to you under circumstances deemed appropriate by the Board of Directors, including, but not limited to, the substantial change during the term of duties or responsibilities assigned to you to those deemed by the Board as not consistent with or appropriate to a key managerial position within the Company, and upon notice to you of the termination of this Agreement, your entitlement to any payments pursuant to this Agreement shall expire immediately; provided that, notwithstanding any such notice of termination by the Company pursuant to this Subsection, this Agreement shall continue in effect for the period provided for in Subsection I(A), if notice of termination hereunder is given after a change in control of the Company (as defined below) shall have occurred.

II.  Change in Control.
     -----------------

     A. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section III hereof. For purposes of this Agreement, a "change in control of the Company" shall mean any of the following events:

         1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a change in control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

         2. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         3. Approval by the shareholders of the Company of a reorganization, merger or consolidation, a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

     B. For the purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (i) the Company enters into an agreement which provides for or contemplates a change in control of the Company; (ii) any person becomes the beneficial owner,

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directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or
(iii) the Board adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company for not less than 12 months following the initial occurrence of such a potential change in control of the Company.

III. Termination Following Change in Control.
     ---------------------------------------

     A. If any of the events described in Section II hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section IV hereof upon the subsequent termination of your employment during the term of this Agreement, unless such termination is
(i) because of your death, (ii) because of an election by you for Retirement absent any of the circumstances described in Subsection C as Good Reason, (iii) by the Company for Cause or Disability, or (iv) by you other than for Good Reason.

     B.  Disability; Retirement.  If, as a result of your incapacity due to
         ----------------------
physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for six consecutive months, and within thirty days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability". Termination of your employment based on "Retirement" shall mean termination by you of your employment in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees and/or in accordance with any retirement arrangement with respect to you established with your consent.

     C.  Cause.  Termination by the Company of your employment for "Cause" shall
         -----
mean termination upon (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this Subsection and specifying the particulars thereof in detail.

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     D.  Good Reason. You shall be entitled to terminate your employment for
         -----------
Good Reason. For purposes of this Agreement, "Good Reason" shall, without your express written consent, mean:

         1. a substantial alteration in your status and office as compared to immediately prior to the change in control of the Company, including, but not limited to, (i) the failure of the Company to continue to be a public company which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act and which has at least 1,000 equity security holders of record calculated as set forth in Rule 12g5-1 under the Exchange Act (a "Public Company"), (ii) the assignment to you of any duties inconsistent with your status immediately prior to the change in control of the Company, (iii) a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of the Company, whether or not resulting from the fact that the Company is no longer a Public Company, or (iv) a substantial change in your reporting responsibility as compared to that immediately prior to the change in control of the Company;

     2. a reduction by the Company in your annual base salary as in effect immediately prior to the change in control of the Company or as the same may be increased thereafter from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

     3. the relocation of the Company's principal executive offices to a location more than 40 miles from their location immediately prior to the change in control of the Company, or the Company's requiring you to be based anywhere other than the Company's principal executive offices, or to travel on behalf of the Company to carry out its business, except to an extent substantially consistent with your business travel obligations during the 12-month period prior to the change in control of the Company (or, if you were not employed by the Company for such 12-month period, then for such shorter period as you were employed by the Company);

     4. the failure by the Company to continue in effect any compensation plan or program in which you were participating at the time of a change in control of the Company, including, but not limited to, the Company's Annual Incentive Compensation Plan (the "Annual Bonus Plan"), 1975 Executive Incentive Stock Purchase Plan, 1995 Long-Term Growth Incentive Plan (individual and collectively the "Incentive Stock Purchase Plan") or any substitute or additional plans or programs adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to each such plan or program in connection with the change in control of the Company, or the failure by the Company to continue your participation therein;

     5. the failure by the Company to continue to provide you with benefits in the aggregate substantially equivalent to those enjoyed by you under any of the Company's pension, employee stock purchase, life insurance, medical, health and accident, or disability plans or executive automobile program in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of a change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled

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on the basis of years of service with the Company in accordance with the
Company's normal vacation policy in effect at the time of the change in control;

         6. the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in
Section V hereof; or

         7. any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection E below (and, if applicable, Subsection C above); and for purposes of this Agreement, no such purported termination shall be effective. Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness or by any delay in asserting a right pursuant to this Subsection D.

         For purposes of this Agreement, any good faith determination of Good Reason made by you shall be conclusive.

     E.  Notice of Termination. Any purported termination by the Company or by
         ---------------------
you of your employment shall be communicated by written Notice of Termination to the other party hereto in accordance with Section VI hereof. For the purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     F.  Date of Termination.  "Date of Termination" shall mean (i) if your
         --------------------
employment is terminated for Disability, thirty days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty-day period), and (ii) if your employment is terminated pursuant to Subsection C or D above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection C above, shall not be less than thirty days, and in the case of a termination pursuant to Subsection D above shall not be more than sixty days, respectively, from the date such Notice of Termination is given); provided that if within thirty days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and, provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans or programs in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and, except as provided in Subsection IV(C)(6) and

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Subsection IV(E) below, shall not be offset against or reduce any other amounts due under this Agreement.

IV.  Compensation Upon Termination or During Disability.
     --------------------------------------------------

     A. During any period after a change in control occurs that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and all compensation, including under the Annual Bonus Plan or Incentive Stock Plan or any other bonus or incentive compensation plan or program otherwise payable during the period until this Agreement is terminated pursuant to Subsection III(A) hereof. Thereafter, your benefits shall be determined in accordance with the Company's insurance programs then in effect and the Company's retirement income plan (the "Retirement Plan") and any other retirement arrangement with respect to you established with your consent.

     B. If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this Agreement.

     C. If your employment by the Company shall be terminated (i) by the Company other than for Cause or Disability or (ii) by you for Good Reason, then you shall be entitled to the benefits provided for in Subsections 1 through 6 which follow.

         1. The Company shall pay you your full base salary through the Date of Termination at the greater of (x) the rate in effect on the Date of Termination or (y) the rate in effect immediately prior to the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof.

         2. In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment in cash (together with the payments provided in paragraphs 3 and 4 below, the "Severance Payments") equal to your Three Year Discounted Compensation (as defined below). For the purposes of this Agreement, "Three Year Discounted Compensation" means the present value, using a discount rate of 10% and assuming the amounts described in clauses b. and c. below are paid at the end of the year, of the sum of:

             a. your annual base salary for the three full years after the Date of Termination, assuming an 8% increase in annual base salary every twelve months. For purposes of this paragraph 2a., annual base salary means the highest of your annual base salary in effect (x) immediately prior to the change in control of the Company, (y) on the Date of Termination, or (z) immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof; plus

             b. your annual bonus under the Annual Bonus Plan (as in effect immediately prior to the change in control of the Company) for the three full years after the Date of Termination, assuming achievement by the Company (including any divisions applicable to you) of target financial goals in the first such year, 105% of target(s) in the second such year and 110% of target(s) in the third such year; plus

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              c.  three full years of "Dividend Equivalents" (as defined in the
1975 Executive Incentive Stock Purchase Plan) on the vested and unvested Rights held by you immediately prior to the change in control, assuming that the dividend for the first such year is the same as the dividends paid on the Company's common stock for the last full year prior to the change in control, that the dividend for the second such year is 108% of such amount, and the dividend for the third such year is 116% of such amount.

          3. Notwithstanding any provision to the contrary in the Annual Bonus Plan, Incentive Stock Purchase Plan or any other incentive compensation plan or program in which you were a participant immediately prior to the occurrence of circumstances giving rise to the Notice of Termination, the Company shall pay to you, not later than the fifth day following the Date of Termination or, if later, the date of computation of an accrued benefit, a lump sum amount equal to the sum of (i) any incentive compensation which has been accrued but has not yet been paid for the fiscal year preceding that in which, and/or for the fiscal year during which, the Date of Termination occurs and (ii) any incentive compensation which has not yet been paid for any period which has closed prior to the Date of Termination.

          4. Notwithstanding any provision of the Incentive Stock Purchase Plan, restrictions on the purchase, sale or disposition and obligations to offer to resell to the Company to which company shares issued to you upon exercise of rights granted under either plan are subject shall be removed immediately prior to the change in control and all such company shares shall be declared to be free and clear of any and all restrictions under the 1975 Executive Incentive Stock Purchase Plan and/or the 1995 Long-Term Growth Incentive Plan.

          5. a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section IV.C.5.) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              b. Subject to the provisions of clause (c) below, all determinations required to be made under this Section IV.C.5., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand or such other nationally recognized certified public accounting firm as may be designated by you (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm

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is serving as accountant or auditor for the individual, entity or group effecting the change in control of the Company, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section IV.C.5., shall be paid by the Company to you within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion acceptable to you stating that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to clause (c) below and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

                c. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which the Internal Revenue Service gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

           (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

         (iii) cooperate with the Company in good faith in order to effectively contest such claims; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties and legal expenses with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation

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on the foregoing provisions of this clause (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              d. If, after the receipt by you of an amount advance by the Company pursuant to clause (c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of clause (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to clause (c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     D. The Company shall also pay to you all legal fees and expenses incurred by you as a result of the termination of your employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

     E. If your employment is terminated (i) by the Company other than for Cause or Disability or (ii) by you for Good Reason, then for a thirty-six-month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the change in control. Benefits otherwise receivable by you pursuant to this Subsection IV(E) shall be reduced to the extent comparable benefits are actually received by you during the thirty-six-month period following your termination, and any such benefits actually received by you shall be reported to the Company.

     F. If your employment is terminated (i) by the Company other than for Cause or Disability or (ii) by you for Good Reason, then in addition to the retirement benefits to which you are entitled under the Retirement Plan

                                       9
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or any successor plans thereto, the Company shall pay you in one sum in cash on or before the fifth day following the Date of Termination, a lump sum equal to the actuarial equivalent of the excess of (x) the retirement pension (determined as a straight life annuity commencing at age sixty-five) which you would have accrued under the terms of the Retirement Plan (without regard to any amendment to the Retirement Plan made subsequent to a change in control of the Company and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you had accumulated (after the Date of Termination) thirty-six additional months of service credit thereunder at your highest annual rate of compensation during the twelve months immediately preceding the Date of Termination over (y) the retirement pension (determined as a straight life annuity commencing at age sixty-five) which you had then accrued pursuant to the provisions of the Retirement Plan. Notwithstanding the previous sentence, if as a result of the minimum vesting requirement under the Retirement Plan, with such additional thirty-six months of service you would not have accumulated sufficient service credit to attain the minimum vested benefit payable under the Retirement Plan, such lump sum shall be equal to (u) the actuarial equivalent of the minimum vested benefit payable under the Retirement Plan (determined as a straight life annuity commencing at age sixty-five) multiplied by (v) the total number of months of service credit you would have accumulated determined as if you had accumulated (after the Date of Termination) thirty-six additional months of service credit thereunder at your highest annual rate of compensation during the twelve months immediately preceding the Date of Termination divided by (w) the number of months of service credit necessary to qualify you for the minimum vested benefit payable under the Retirement Plan. For purposes of clauses (x) and (v), the term "compensation" shall include amounts payable pursuant to Subsection IV(C)(2) hereof, and amounts payable pursuant to Subsection IV(C)(2) hereof shall be deemed to represent thirty-six months of compensation for purposes of determining benefits under the Retirement Plan. For purposes of this Subsection IV(E), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Retirement Plan immediately prior to the change in control of the Company.

     G. You shall not be required to mitigate the amount of any payment provided for in this Section IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section IV be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except as provided in Subsection IV(C)(6) and Subsection IV(E) above.

     H. In addition to all other amounts payable to you under this Section IV, you shall be entitled to receive all benefits payable to you under the Retirement Plan, and any other plan or agreement relating to retirement benefits.

     I. If the Company shall fail to pay to you, in accordance with the terms hereof, any amount payable to you hereunder to which an arbitrator or a court of competent jurisdiction as provided herein determines you are entitled, then the Total Payments as defined in Subsection IV(C)(6) shall be calculated without including either

         1.  any payments pursuant to Subsection IV(D) or

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

         2. the excess of any award of compensatory or other damages over the amount otherwise payable in accordance with the terms hereof and any interest payable thereon, as determined by any arbitrator or court of competent jurisdiction, and in such event, if any payment to you or for your benefit (whether payable pursuant to the terms of this Agreement or otherwise) is subject to the excise tax imposed under section 4999 of the Code, the Company shall pay to you an additional amount such that the aggregate amount retained by you after payment of such excise tax, plus any excise tax or federal or state income tax imposed on such additional amount, shall equal the aggregate amount which you would have retained had such excise tax not been imposed.

V.   Successors; Binding Agreement.
     -----------------------------

     A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     B. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or if there is no such designee, to your estate.

VI.  Notice.
     ------

     For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

VII. Miscellaneous.
     -------------

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to instruments under seal.

VIII.   Validity.
        --------

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

IX.  Counterparts.
     ------------

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

X.  Arbitration.
    -----------

    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement under seal on this subject.

                                Very truly yours,

                                THE STRIDE RITE CORPORATION

                                By:
                                   ---------------------------
                                   Robert C. Siegel
                                   Chairman, President & CEO



Agreed to this ____ day of

_______________________, 19____:

_______________________________

                          THE STRIDE RITE CORPORATION

              FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 2, 1994

                               Addendum 10(viii)


     Robert C. Siegel                                   October 21, 1993

     John M. Kelliher                                   January 29, 1990

     Jonathan D. Caplan                                 June 1, 1992

     Karen K. Crider                                    October 1, 1992

     Robert B. Moore, Jr.                               October 5, 1992

     Margaret C. Whitman*                               October 5, 1992

     Dennis Garro                                       March 21, 1994

     John P. McMahon, Jr.                               March 21, 1994

     Gerrald B. Silverman                               March 21, 1994

     Stephen R. DuMont                                  October 1, 1994

     C. Madison Riley III                               February 10, 1995



*Ms. Whitman's agreement terminated upon her resignation as President, Stride Rite Children's Group, Inc., effective February 17, 1995.

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